EXHIBIT 5.1

Pillsbury Winthrop Shaw Pittman LLP

101 West Broadway

San Diego, CA 92101-4700

November 21, 2005

MediciNova, Inc.

4350 La Jolla Village Dr., Suite 950

San Diego, CA 92122

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for MediciNova, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) for resale by the selling stockholders of up to an aggregate of 13,356,572 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, (all such shares of Common Stock are issuable upon exercise of heretofore unexercised warrants (the “Warrant Shares”)) pursuant to the Company’s Registration Statement on Form S-1 (such Registration Statement, as amended, is herein referred to as the “Registration Statement”). In this regard, we have participated in the preparation of the Registration Statement and have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based on the foregoing, we are of the opinion that the Warrant Shares, when issued and paid for in accordance with the terms of the warrants, will be duly authorized and validly issued, and when paid for, to our knowledge will be fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP